EXHIBIT 6
_________

         FS CAPITAL MARKETS GROUP INC. - CLIENT FEE CONTRACT

     This FS CAPITAL MARKETS GROUP INC. (FSCMG)- CLIENT FEE CONTRACT (Contract) is entered into by and between Inouye Technologies
(Canada) Inc., an Alberta, Canada corporation, hereinafter referred to as "Client"; and FS Capital Markets Group Inc. (FSCMG), a
Delaware corporation, on October 13, 2000.

     1. CONDITIONS: This Contract will not take effect and FSCMG will have no obligation to provide financial advisory services as stated under paragraph 2 -- Scope of Service, until Client returns a signed copy of this Contract and pay the retainer, cash and equity fees called for under paragraph 4.

     2. SCOPE OF SERVICE: Client hires FSCMG to provide financial advisory services with reference to: the registration of securities on Form 10-SB under the United States Securities Exchange Act of 1934 to be prepared and thereafter filed with the U.S. Securities and Exchange Commission; and 15c-211 (NASD Form 211) application through a sponsoring market maker for NASD OTC Bulletin Board trading.

     All work shall include responses to all SEC and state regulators' comments, and shall include all necessary telephone contact with client, client's representatives, market makers, and state and federal regulatory agencies.

     3. CLIENT'S DUTIES: Client shall be truthful with FSCMG, cooperate with FSCMG and, keep FSCMG informed of developments, abide by this Contract, pay FSCMG's bills on time and keep FSCMG advised of Client's address, telephone number and whereabouts.

     4.  RETAINER, CASH AND EQUITY FEES:   Client agrees to pay a
retainer fee of US$5,000 upon the signing of this Contract. Client further agrees to pay a cash fee of US$10,000.00, for services under this contract to be paid within 30 days from the date of this Contract by bank wire transfer. The cash fee shall cover all of FSCMG expenses. In addition to the cash fee, Client shall pay an equity fee by issuing 3% (the "equity fee shares") of all shares of common stock issued and outstanding as of the date of this Contract to FSCMG. 2. FSCMG shall have no obligation whatsoever to provide the services to Client until the cash and equity fees are paid in full. Unless the fees retained would be unconscionable, the fees are earned upon receipt, and no portion of it will be refunded once any substantial services have been performed.

     5. COSTS AND EXPENSES: In addition to paying legal fees of not more than US$5000 to a securities attorney which FSCMG will introduce to Client, Client shall be responsible for all costs incurred herein, including, but not limited to filing fees and printing costs. FSCMG shall inform Client of the amount of said costs, and Client shall pay them directly to the provider of the
services.   FSCMG agrees to make a reasonable effort to confer with
the Client about incurring various costs which might be necessary to pursue this action. Client agrees that, to the extent that FSCMG confers with Client with respect to incurring costs, Client has an option as to whether or not the Client wishes to incur such costs. However, the Client also understands and agrees that if Client does not wish to incur certain costs, neither FSCMG nor any person acting on his behalf has any responsibility for advancing such costs even if failure to do so would jeopardize this action.

     Client further understands and agrees that in the course of this action it may sometimes be impracticable for FSCMG to obtain Client's approval prior to incurring certain costs. Client hereby authorizes FSCMG to advance costs on behalf of Client not to exceed the sum of US$500.00 for any one item of costs without the prior approval of Client. The Client understands and agrees that while FSCMG may choose to advance such costs, neither they nor any person acting on his behalf has any obligation to do so even if failure to do so would jeopardize this action. Client shall reimburse FSCMG for any advanced costs as such costs are billed to Client.

     6. DISCHARGE AND WITHDRAWAL: Client may discharge FSCMG at any time. FSCMG may withdraw with client's consent or for good cause. Good cause includes, but is not limited to, Client's breach of this Contract, Client's refusal to cooperate with FSCMG or to follow FSCMG's advice on a material matter or any other fact or circumstance that would render FSCMG's continuing representation unlawful or unethical.

     In the event that Client discharges FSCMG and requests Client's file from FSCMG, said file shall promptly be made available for Client subject to the provisions of paragraph 12. Client is advised FSCMG is self insured and maintains no errors and omissions insurance coverage applicable to the services rendered.

     7. CONCLUSION OF SERVICES: When FSCMG's services conclude, all unpaid charges shall become immediately due and payable.

     8. DISCLAIMER OF GUARANTEE: Nothing in the Contract and nothing in FSCMG's statements to Client will be construed as a promise or guarantee about the outcome of Client's matter. FSCMG makes no such promises or guarantees. FSCMG's comments about the outcome of Client's matter are expressions of opinion only.

     9. RETURN OF CLIENT'S FILE AND PROPERTY;   In the event that
Client requests the Client's file or property from FSCMG, either because Client discharges the FSCMG; because the matter is concluded, or for any other reason, said file and property shall promptly be made available for Client. FSCMG's attorneys shall have a reasonable time to copy the Client's file and the Client agrees to pay the reasonable and actual charges therefor, not to exceed the sum of twenty-five cents (US$0.25) per page. Client further agrees to pay the reasonable and actual charges for all shipping and /or postage costs to be incurred in the delivery of Client's file and property to Client from FSCMG.

     10. LEGAL ACTION UNDER THIS CONTRACT: In the event that any legal action is necessary to collect any amounts due and owing under this contract, the prevailing party shall be entitled to all costs of suit, including reasonable FSCMG's fees incurred therein.

     11. EFFECTIVE DATE: This Contract will take effect when Client has performed the conditions stated in paragraph 1, but its effective date will be retroactive to the date FSCMG first provided services. The date at the beginning of this Contract is for reference only. Even if this Contract does not take effect, Client will be obligated to pay the reasonable value of any services FSCMG may have preformed for Client.

     12. ERRORS & OMISSIONS INSURANCE: Client hereby acknowledges that FSCMG carries no errors and omissions insurance which covers the services contemplated herein.


Dated: October 13, 2000            FS CAPITAL MARKETS GROUP INC.


                                   /s/ William Tay
                                   -----------------------------
                                   By: William Tay
                                   Vice President



Dated: October 13, 2000            INOUYE TECHNOLOGIES (CANADA) INC.


                                   /s/ Shailen Singh
                                   -----------------------------
                                   By: Shailen Singh
                                   President